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                                                                      Exhibit 13


                               Purchase Agreement

                  The undersigned, PAX WORLD GROWTH FUND, INC. (the "Fund"), an open-end, diversified management investment company and a Delaware corporation, and PAX WORLD MANAGEMENT CORP., a Delaware corporation (the "Adviser"), intending to be legally bound, hereby agree as follows:

                  1. In order to provide the Fund with its initial capital, the Fund hereby sells to the Adviser, and the Adviser hereby purchases from the Fund, 1,000 shares of the common stock, par value $1.00 per share, of the Fund (collectively, the "Shares"). The Fund hereby acknowledges receipt from the Adviser of funds in the amount of $1,000.00 in full payment for the Shares.

                  2. The Adviser represents and warrants to the Fund that the Adviser is acquiring such Shares for its own account for investment and with no present intention of distributing or reselling such Shares or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  3. The Adviser hereby agrees that it will not redeem any of the Shares except in direct proportion to the amortization of organizational expenses by the Fund. In the event that the Fund liquidates before deferred organizational expenses are fully amortized, then the Shares shall bear their proportionate share of such unamortized organizational expenses.

                  IN WITNESS THEREOF, the parties have executed this agreement as of the _____ day of _______________, 1997.


                                            PAX WORLD GROWTH FUND, INC.

                                            By:________________________________
                                               [Name]
                                               [Title]


                                            PAX WORLD MANAGEMENT CORP.

                                            By:_____________________________
                                               [Name]
                                               [Title]